Exhibit 99.1

PayPal Appoints Belinda Johnson to its Board of Directors

SAN JOSE, CA - January 17, 2017 - PayPal Holdings, Inc. (NASDAQ: PYPL) today announced it has appointed Belinda Johnson to its board of directors. Ms. Johnson is a recognized attorney and business leader who has focused her talents on crafting and directing policies and strategies that enable high-growth, consumer-facing internet companies for more than two decades. Ms. Johnson will serve on PayPal’s Audit Committee. Her appointment was effective January 12, 2017.

Ms. Johnson is the Chief Business Affairs and Legal Officer at Airbnb, a community marketplace for people to list, discover and book unique accommodations and experiences around the world. Founded in 2008, the privately-held company’s community marketplace includes millions of listings in more than 50,000 cities and 191 countries. In her role, Ms. Johnson guides the company’s business engagement and operational strategies, overseeing the global work of the public policy, community mobilization, legal, communications, compliance, social impact and employee experience teams. She joined Airbnb in 2011 and has been a key leader in the company’s growth from a small start-up to a global brand. Prior to joining Airbnb, Ms. Johnson was the Deputy General Counsel at Yahoo! and served as the General Counsel and Corporate Secretary at Broadcast.com, one of the first companies to stream music over the internet, which was acquired by Yahoo! in 1999 for $5.7 billion.

“The board of directors and the entire PayPal team join me in welcoming Belinda to the board,” said Dan Schulman, president and chief executive officer, PayPal. “Belinda has an impressive track record of accomplishments, and is deeply experienced in high growth markets driven by innovation.  She will be a great addition to our board and I look forward to her valuable contributions to PayPal.”

“I’m honored and excited to serve on the board of PayPal, a dynamic Silicon Valley innovator and global FinTech leader,” said Belinda Johnson. “It’s a compelling opportunity to contribute to a company that is not only achieving impressive business success, but also delivering on a powerful social mission to democratize financial services to create opportunity for people, businesses and communities around the world.”

Ms. Johnson holds a BA and JD from the University of Texas and was named one of Fast Company Magazine’s Most Creative People in Business in 2016.

The appointment of Ms. Johnson will increase PayPal’s Board of Directors to 10 members.

About PayPal
At PayPal (Nasdaq:PYPL), we put people at the center of everything we do. Founded in 1998, we continue to be at the forefront of the digital payments revolution. PayPal gives people better ways to manage and move their money, offering them choice and flexibility in how they are able to send money, pay or get paid. We operate an open, secure and technology agnostic payments platform that businesses use to securely transact with their customers online, in stores and increasingly on mobile devices. In 2015, 28% of the 4.9 billion payments we processed were made on a mobile device. With our 192 million active customer accounts, PayPal is a truly global payments platform that is available to people in more than 200 markets, allowing customers to get paid in more than 100 currencies, withdraw

Exhibit 99.1

funds to their bank accounts in 56 currencies and hold balances in their PayPal accounts in 25 currencies. For more information on PayPal, visit https://www.paypal.com/about. For PYPL financial information, visit https://investor.paypal-corp.com.

PayPal Investor Relations Contact:
Gabrielle Rabinovitch
Senior Director, Investor Relations
grabinovitch@paypal.com

PayPal Media Relations Contact:
Amanda Miller
Director, Corporate Communications
amanmiller@paypal.com
(408) 219-0563